Exhibit 2.2
                             FIRST AMENDMENT TO THE
                      AGREEMENT AND PLAN OF REORGANIZATION
                                 BY AND BETWEEN
                  VOICE POWERED TECHNOLOGY INTERNATIONAL, INC.,
                             V-CO ACQUISITION, INC.
                                       AND
                         WORLD WASTE TECHNOLOGIES, INC.

         THIS  FIRST  AMENDMENT  TO  THE  AGREEMENT  AND  PLAN  OF  MERGER  (the
"Amendment") is dated as of August 24, 2004, by and between Voice Powered Technology International, Inc. ("VPTI"), V-CO Acquisition, Inc. ("V-CO") and World Waste Technologies, Inc. ("WW"). This Amendment is amends that certain Agreement and Plan of Merger (the "Agreement") between VPTI and WW, dated March 25, 2004. RECITALS

         A. WW and VPTI signed the Agreement on March 25, 2004.

         B.  The  Agreement   provides  for  the  merger  of  WW  into  V-CO,  a
wholly-owned subsidiary of VPTI

         C. The parties desire to amend the Agreement to further ensure the closing of the transaction.

                                    AMENDMENT

         NOW THEREFORE, for good and valuable consideration, the receipt of which is hereby acknowledged the parties agree to amend the Agreement as follows:

1. The fourth WHEREAS is hereby deleted in its entirety and replaced with the following language:

            "WHEREAS, WW has an authorized capitalization consisting of 50,000,000 shares of common stock, $0.00001 par value ("WW Common Stock"), of which, 20,063,706 shares are currently issued and outstanding, as of the date hereof (giving effect to the conversion of the promissory notes, but excluding warrants exercisable for WW Common Stock, as described herein)."

2. Section 2(d)(3) is hereby deleted in its entirety and replaced with the following language:

            "Upon the Closing, WW shall deliver to V-CO an unaudited Balance Sheet, dated as of no more than seven (7) days prior to the Closing, showing not less than $1,000,000 cash and a net worth of no less than $2,700,000. Such Balance Sheet shall be certified to as true and accurate in all material respects by the Chief Executive Officer and Secretary of WW."

3. Section 2(d)(4) is hereby deleted in its entirety and replaced with the following language:



                                Exhibit 2.2 - 1

            "As of the Closing and excluding the outstanding warrants to purchase up 1,067,021 shares of WW Common Stock (the "WW Warrants"), WW shall have no more than 20,063,706 shares of its Common Stock issued and outstanding. Upon the Effective Date of the Merger and excluding the WW Warrants, V-CO shall have no more than approximately 1,200,000 shares of Common Stock issued and outstanding."

4. Section 4(a) is hereby deleted in its entirety and replaced with the following language:

            "As of the date hereof, excluding the WW Warrants and giving effect to the conversion of the promissory notes described Section 9(k) below, the total number of shares of WW Common Stock issued and outstanding is 20,063,706. Excluding the WW Warrants, the WW capital stock that will be issued and outstanding as of the Effective Date shall not exceed 20,825,000 shares."

5. Section 6 is hereby deleted in its entirety and replaced with the following language:

            "The Closing of the transactions contemplated herein shall take place on such date (the "Closing") as mutually determined by the parties hereto when all conditions precedent have been met and all required documents have been delivered, which Closing is expected to occur on or about August 3, 2004. The "Effective Date" of the Merger shall be that date and time specified in the Articles of Merger as the date on which the Merger shall become effective."

6. Section 9(g) is hereby deleted in its entirety and replaced with the following language:

            "The capitalization of WW shall be the same as described in Section 4(a), except that the number of outstanding shares shall not exceed 20,825,000 shares, excluding the WW Warrants and giving effect to the conversion of the promissory notes described Section 9(k) below."

7. Section 9(l) is hereby deleted in its entirety and replaced with the following language:

            "V-CO shall have received from substantially all of the WW shareholders a letter commonly known as an "investment letter" (or a representation with similar effect) agreeing that the shares of V-CO common stock (the "Shares") to be converted in the merger are, among other things, being acquired for investment purposes and not with a view to public resale, are being acquired for the investor's own account, that the investor is an "accredited" individual or entity as defined under Regulation D of the Securities Act of 1933, and that the Shares are restricted and may not be resold without registration, except in reliance of


                                Exhibit 2.2 - 2
            an exemption therefrom under the Securities Act of 1933. Notwithstanding anything to the contrary herein, up to thirty-five (35) of WW's shareholders may be unaccredited."

8. Except as hereby amended, the Agreement shall remain in full force and effect.


                            [signature page follows]















































                                Exhibit 2.2 - 3

         IN WITNESS WHEREOF, this Amendment has been approved by each of the parties as of the date first above written.


                            VOICE POWERED TECHNOLOGY INTERNATIONAL, INC.



                                 /s/ Rob Larcara
                            ------------------------------------------------
                            Rob Larcara, President




                            V-CO ACQUISITION, INC.



                                 /s/ Rob Larcara
                            -----------------------------------------------
                            Rob Larcara, President






                            WORLD WASTE TECHNOLOGIES, INC.



                                 /s/ Thomas L. Collins
                            -----------------------------------------------
                            Thomas L. Collins, Chief Executive Officer






















                                Exhibit 2.2 - 4